Avnet Names Ginnie Henkels and Helmut Gassel

to its Board of Directors

PHOENIX – Aug. 15, 2024 – Avnet (Nasdaq: AVT) has appointed Virginia “Ginnie” Henkels and Helmut Gassel to its Board of Directors, effective immediately. Both will initially serve on Avnet’s Audit Committee.

Ms. Henkels brings an extensive background in finance and accounting leadership. She served as Chief Financial Officer of Empowerment & Inclusion Capital I Corp., from 2020 to 2023. She previously served as CFO at Swift Transportation for nine years (2008 to 2017) and held various finance and accounting positions throughout her 34-year career with Swift and Honeywell International. Since 2017, Ms. Henkels has served on the boards of LCI Industries and Viad Corporation.

“Ginnie has a proven track record of strong leadership, and she deepens our Board’s financial expertise,” said Rodney C. Adkins, Chair of the Avnet Board. “We look forward to her added guidance as Avnet continues to prudently manage its finances and operations in all economic cycles.”

She holds a Bachelor of Science degree in Business Administration from the University of Arizona and a Master of Business Administration degree from Arizona State University.

Dr. Gassel has been a leader in the semiconductor industry for nearly 30 years. He currently serves on the Board of Nordic Semiconductor, and he is a Co-Founder and Partner of Silian Partners, an advisory group of industry senior executives. He previously served in a series of leadership roles of increasing responsibility at Infineon Technologies, including Management Board member and Chief Marketing Officer (from 2016 to 2022) and as a Division President (from 2008 to 2016).

“Helmut has a deep understanding of our industry, including its technology trends, customers, and suppliers,” said Adkins. “Our Board is delighted to welcome a seasoned semiconductor industry executive as a new Director.”

Dr. Gassel holds a Diploma in Nuclear Physics from Ruhr University Bochum and a Doctorate in Electrical Engineering from the University of Duisburg-Essen.

About Avnet

As a leading global technology distributor and solutions provider, Avnet has served customers’ evolving needs for more than a century. We support customers at each stage of a product’s lifecycle, from idea to design and from prototype to production. Our unique position at the center of the technology value chain enables us to accelerate the design and supply stages of product development so customers can realize revenue faster. Decade after decade, Avnet helps its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com.

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Media Contacts

Jeanne Forbis

Avnet

Jeanne.forbis@avnet.com

480-643-7499

Lauren Levinson

Brodeur Partners, for Avnet

llevinson@brodeur.com

202-899-4639